DATED FEBRUARY 25, 2013
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, 1.30% NOTES DUE 2018

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, 1.30% Notes Due 2018
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	February 25, 2013
Settlement Date (Original Issue Date):	February 28, 2013
Maturity Date:	March 1, 2018
Principal Amount:	$250,000,000
Price to Public (Issue Price):	99.807%
All-in-price:	99.457%
Pricing Benchmark:	UST 0.875% Notes due January 31, 2018
UST Spot (Yield):	0.760%
Spread to Benchmark:	+ 58 basis points (0.58%)
Yield to Maturity:	1.340%
Net Proceeds to Issuer:	$248,642,500
Coupon:	1.30%
Interest Payment Dates:	Interest will be paid semi-annually on the 1st of each March and September of each year, commencing September 1, 2013 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Citigroup Global Markets Inc. (23.34%)
Goldman, Sachs & Co. (23.33%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (23.33%)
Co-Managers:	BNP Paribas Securities Corp. (3.00%)
BNY Mellon Capital Markets, LLC (3.00%)
Commerz Markets LLC (3.00%)
Deutsche Bank Securities Inc. (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Lloyds Securities Inc. (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
RBS Securities Inc. (3.00%)
SG Americas Securities, LLC (3.00%)
Billing and Delivery Agent:	Citigroup Global Markets Inc.
CUSIP:	14912L5P2
Supplemental United States Federal Income Tax Considerations
Final regulations released by the U.S. Department of the Treasury state that Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to January 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (800) 831-9146, Goldman, Sachs & Co. toll free at (866) 471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.